Exhibit 11.1

Securities Trading Policy

Approvals

Document owner	General Counsel
Approval requirement	Board of Directors
Version N°	2.0
Date of approval	May 1, 2022. Comes into force on June 1, 2022
Version N°	3.0
Date of approval	January 27, 2023. Comes into force on February 1, 2023
Version N°	4.0
Date of approval	November 12, 2024

Version tracker

Version	Date	Description
1.0	May 19, 2021	Original version approved by the Board of Directors
2.0	June 1, 2022	Standardization and clarification of certain terms
3.0	February 1, 2023	Modification of 10b5-1 plans provisions to reflect updated SEC rule
4.0	August, 2024	Covered Persons definition update, new prohibitions and restriction changes. Provisions regarding the Company’s possession of MNPI and procedures for Company repurchases.

dLocal Limited
Securities Trading Policy

TABLE OF CONTENTS

I.
SUMMARY OF THE COMPANY POLICY CONCERNING SECURITIES TRADING 4
II.
THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES 5
A.
General Rule. 5
B.
Who Does the Policy Apply To? 5
C.
Other Companies’ Stock. 6
D.
Hedging and Derivatives. 6
E.
Pledging of Securities, Margin Accounts. 6
F.
Short Sales. 6
G.
General Guidelines. 6
H.
Applicability of U.S. Securities Laws to International Transactions. 8
I.
Post-termination Transactions. 8

Exhibit A - Company Trading Policies and Procedures

I.
SUMMARY OF THE COMPANY POLICY CONCERNING SECURITIES TRADING

It is dLocal Limited and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee, officer and director is required to abide by this policy, as well as contractors, including consultants, who gain access to the Company’s confidential information (“Covered Persons”). Covered Persons are responsible for ensuring family and household members who reside in one’s home, including one’s spouse or domestic partner, children, parents and others, comply with this policy.

When carrying out Company business, employees, officers and directors must avoid any activity that violates applicable laws or regulations., the Company’s directors, officers and certain other employees are subject to pre-approval requirements described below and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the adoption, amendment, suspension or termination of any such written trading plan is subject to pre-approval requirements and other limitations

dLocal Limited
Securities Trading Policy

II.
THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.
General Rule.

U.S. securities laws give the Company, its directors, officers and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities (such as stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities).

All Covered Persons should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a Covered Person knows material inside financial information, that person is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the Covered Person knows information that could cause the share price to change, and it would be unfair for such person to have an advantage (knowledge that the share price could change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe. In addition, any employee, officer or director who violates this policy is subject to disciplinary actions by the Company, up to and including dismissal.

The general rule can be stated as follows: It is illegal for any person to buy or sell securities while in possession of material nonpublic information (“MNPI”). Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. When Covered Persons are unsure whether inside information is material, it should be treated as if it was material. It is non-public if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of MNPI to provide other people with such information or to recommend that they buy or sell the securities (this is called “tipping”). In that case, both individuals may be held liable.

The U.S. Securities and Exchange Commission (the “SEC”), other securities regulators around the world, stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws may also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

The Company’s MNPI is an asset of the Company. It does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. For any person to use such information for personal benefit or to disclose it improperly to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

B.
Who Does the Policy Apply To?

This policy applies to all Covered Persons regardless of location, as well as contractors, including consultants, who gain access to the Company’s confidential information.

dLocal Limited
Securities Trading Policy

Because of their access to MNPI on a regular basis, Company policy subjects its directors, officers, and certain employees (the “Window Group”) to additional restrictions on trading in the Company securities. The restrictions for the Window Group are discussed in Section G below. In addition, directors, officers, and employees who possess MNPI may be subject to ad hoc restrictions on trading from time to time, other than through an approved 10b5-1 plan.

In addition, the Company itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and attached as Exhibit A hereto, if applicable, and the prior approval of the General Counsel.

C.
Other Companies’ Stock.

Covered Persons who come into possession of MNPI about service providers, clients, or competitors through their work at the Company, must keep it confidential and not buy or sell stock in such companies until after the information becomes public. No Covered Person should give tips about such stock.

D.
Hedging and Derivatives.

Covered Persons are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

E.
Pledging of Securities, Margin Accounts.

The Company prohibits Covered Persons pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

F.
Short Sales.

Covered Persons are prohibited to engage in short sales of the Company stock, referring to sales of shares not owned by the Covered Person at the time of the sale.

G.
General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable anti fraud laws and with the Company’s policies:

1.
Non-disclosure. MNPI must not be disclosed to anyone, except to persons within the Company whose positions require them to know it (which may include, for example, individuals working on behalf of the Company who are subject to confidentiality obligations). No director, officer or employee should discuss material inside information in public places.
2.
Trading in the Company Securities. No Covered Person may place a purchase or sale order or recommend to another person to place a purchase or sale order in the Company’s securities when in possession of MNPI. This includes orders for purchases and

dLocal Limited
Securities Trading Policy

sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investment in Company securities through a retirement account. The exercise of employee stock options is subject to this provision if it involves any sale of stock as part of a broker-assisted “cashless” exercise of an option. Any Covered Person who possesses MNPI must wait until the third business day after the information has been publicly released before trading.

3.
Avoid Speculation. The Company encourages Covered Persons to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.
Trading in Other Securities. No Covered Person may purchase or sell or recommend to another person to purchase or sell the securities of another company, if the Covered Person learns in the course of his or her employment confidential information about the other company that is likely to affect the value of those securities. For example, it would be a violation of this policy if a Covered Person learned through Company sources that the Company intended to purchase assets from a company and then placed an order to buy or sell that company’s securities, because of the likely increase or decrease in the value of its securities.

5.
Additional Restrictions on the Window Group. The Window Group consists of

(i) directors and officers of the Company and their assistants(ii) any persons who are entrusted with any task or responsibility concerning the collection or preparation of information for financial reporting purposes, or that have regular access to such information, (iii) any person whose position in the Company is Vice President or above. and (iv) other persons who periodically or from time to time have access to MNPI, as identified by the Company’s General Counsel. The Company’s General Counsel will give notice to those persons who are considered part of the Window Group. In addition to being subject to all other provisions of this Policy, the Window Group is subject to the following restrictions on trading in Company securities:

▪
trading is generally permitted from the start of the third business day following an earnings release of the preceding fiscal period until the calendar day that is fifteen (15) days prior to the end of the then-current fiscal period (the “Window”), subject to the restrictions below;
•
all trades are subject to prior review;
•
clearance for all trades must be obtained from the Company’s General Counsel;

Note that at times the General Counsel may determine that no trades may occur even during the Window when clearance is requested. No reasons may be provided and the closing of the Window itself may constitute MNPI that should not be communicated outside of the Window Group.

The foregoing Window Group restrictions do not apply to transactions pursuant to a written plan for trading securities that complies with Rule 10b5-1 under the Exchange Act (“10b5-1 Plan”). Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel.

All 10b5-1 Plans are subject to a “cooling off” period. If the Covered Person is a Director or senior officer of the Company (such as the CEO, President, CFO, CTO or other person in charge of a principal

dLocal Limited
Securities Trading Policy

business unit, division or function, “Senior Officers”), the first possible trade under the individual’s 10b5-1 Plan must be the later of: (1) ninety (90) days after adopting the 10b5-1 Plan or (2) two (2) business days following the public disclosure in a 6-K or 20-F of the Company’s financial results for the fiscal period in which the 10b5-1 Plan was adopted (but not to exceed 120 days). For persons other than Directors or Senior Officers of the Company, the first possible trade under a 10b5-1 Plan must be no less than thirty

(30) days after adoption of a 10b5-1 Plan.

Any modification to the amount, price or timing of the purchase or sale of securities under a 10b5- 1 Plan will be deemed the termination of such plan and the adoption of a new 10b5-1 Plan will trigger a new cooling-off period consistent with this policy.

Further, when submitting a request to enter into a 10b5-1 Plan, the relevant individual must certify that:

(1)
They are not aware of material nonpublic information about the Company or its securities; and
(2)
They are adopting the plan in good faith and not as part of a plan or scheme to evade U.S. laws and regulations prohibiting insider trading.

In addition, in appropriate circumstances approved in advance by the Company’s General Counsel, the foregoing Window Group restrictions do not apply to transactions under a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K) or sell-to-cover transactions under a policy adopted by the Board of Directors to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options).

H.
Applicability of U.S. Securities Laws to International Transactions.

All Covered Persons are subject to the restrictions on trading in the Company securities and the securities of other companies. The U.S. securities laws may be applicable to trading in the securities of the Company’s subsidiaries or affiliates, even if the traders are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

I.
Post-termination Transactions.

Individuals classified as Covered Persons in possession of MNPI at the time their service concludes and thereby no longer meet the definition of Covered Person under this policy, may not trade until such time as it is either disclosed to the public or is deemed to be no longer material.

J.
Gifts of Securities.

Gifts of Company securities should only be made (i) when a Covered Person is not in possession of MNPI and (ii) inside a Window. Gifts of Company securities are otherwise subject to this Trading Policy, including the guidelines and restrictions set forth under sections II.F. and II.G..

Exhibit A

Company Trading Policies and Procedures

These policies and procedures govern repurchases of the Company’s equity securities (“Repurchases”) approved from time to time by the Board of Directors (the “Board”) of the Company to help ensure that such Repurchases are not made, or a share repurchase plan is not adopted, when the Company is in possession of MNPI concerning the Company. Capitalized terms used but not defined herein have the respective meanings given to them in the Company’s trading policy.

1.
Policy. It is the Company’s policy that no Repurchases may take place outside a Window or when the Company is otherwise in possession of MNPI, other than Repurchases made pursuant to a 10b5-1 Plan or otherwise in compliance with applicable law.
2.
Trading Activity. Any Repurchases, or the adoption of a 10b5-1 Plan to effect Repurchases shall be subject to the following procedures:

(a)
The adoption of a 10b5-1 Plan shall be subject to prior written approval by the General Counsel. The General Counsel shall take such steps as he or she deems reasonably necessary to ascertain that the Company is not in possession of MNPI at the time of plan adoption, including but not limited to consulting with other members of senior management (each, an “Authorized Officer”) and/or legal counsel.
(b)
With respect to Repurchases that have been approved by the Board, if at any time during the period such Repurchases are scheduled to take place, the General Counsel or any Authorized Officer become aware of any MNPI, they shall notify the relevant employee(s) at the Company responsible for effecting Repurchases as soon as practicable to suspend such Repurchases.

(c)
Once the General Counsel and such Authorized Officer are satisfied that, to their knowledge, the Company is no longer in possession of MNPI, they shall notify the relevant employee(s) that the Company may resume its Repurchases.
3.
Recordkeeping. The General Counsel shall maintain a record of the communications referred to in these policies and.
4.
Training. Company directors, officers and employees who are involved in the Company’s securities trading activities shall be provided training on the trading policy and these policies and procedures consistent with the Company’s employee training policies.
5.
Modification or Waiver. These policies and procedures may be modified, and specific requirements therein may be waived, subject to approval by the General Counsel if he or she deems such modifications or waivers are appropriate based on particular facts and circumstances, and in compliance with applicable law.
6.
Amendments. These policies and procedures must be reviewed periodically as determined by the General Counsel. Any material amendments to these policies and procedures shall require the approval of the General Counsel.